Exhibit 10.2

456 North Fifth Street, Philadelphia, PA  19123

Tel. (215) 873-2200; Fax (215) 873-0869; Website www.motherswork.com

January 18, 2008

Lisa Hendrickson

791 Cornwallis Drive

Mt. Laurel, NJ 08054

Dear Lisa:

I am pleased to confirm our offer to employ you as Chief Merchandising Officer for Mothers Work, Inc.  We look forward to you starting your new role on Thursday, January 24, 2008.  This letter will summarize the terms of the offer.

If you decide to accept this offer, your appointment would be subject to approval of the Board of Directors of the Company (the “Board”).  We anticipate seeking such approval at our Annual Meeting of the Board scheduled to be held on Tuesday, January 22, 2008.  We will advise you if and when such approval is obtained.

Base Salary and Equity

You will be compensated as a salaried employee and paid bi-weekly at a rate, which, if annualized, would equal $425,000. We will also recommend to our Board that you be granted 5,000 shares of Mothers Work, Inc. restricted stock under the Company’s 2005 Equity Incentive Plan (as amended).  The shares of restricted stock would vest ratably over five years and would be granted to you the later of your actual start date, or the date the grant is approved by the Board. The restricted stock award would be subject to the terms of a separate award agreement on the Company’s standard form.

Incentive Target Bonus

You will be eligible for an annual incentive target bonus of 50% of your base salary based upon the achievement of certain performance criteria as established by the Board under the Company’s then effective bonus program as established by the Board.  The Company’s currently effective bonus program is the Mothers Work, Inc. Management Incentive Plan.  Under the current bonus program as established by the Board (which may be altered by the Board at its sole discretion), the actual pay out of bonus can vary from 0% to 200% of your incentive target bonus, with the minimum amount payable to you being 0% of your base salary and the maximum amount payable to you being 100% of your base salary.

Notwithstanding the foregoing, for the Company’s 2008 fiscal year ending September 30, 2008 only, the Company agrees that your minimum bonus amount payable will be no less than $25,000 regardless of the aforementioned performance criteria, with such amount being payable at the same time as the Company typically pays bonuses after the conclusion of the fiscal year.  The Company and Employee agree that the aforementioned $25,000 minimum bonus: (i) will only apply to the Company’s 2008 fiscal year, (ii) will only be payable by the Company if you are employed with the Company in the position of Chief Merchandising Officer through the end of the 2008 fiscal year, and (iii) will not be payable if the calculation of your bonus based on the established performance criteria for the 2008 fiscal year exceeds $25,000.

Employee Benefits

You will continue to be entitled to participate in all of the then effective standard employee group health and welfare benefits as outlined in the Company’s Team Member Handbook and Benefits Enrollment Workbook.

Employment Agreement

As is required of team members in key positions, it is a condition of your promotion and your employment that you agree to and sign the enclosed Employment Agreement.  In the event of any inconsistency between the terms and conditions of this offer letter and the terms and conditions of the Employment Agreement, the terms and conditions of the Employment Agreement will govern.

If this offer is acceptable to you, please sign and date this letter on the signature line below and return it to Julie Marini, Vice President of Human Resources, by end of business day January 18, 2008.  I am enclosing a copy for you to keep for your records.

Again, we look forward to you leading our merchandising and design group in your new role as Chief Merchandising Officer for Mothers Work, Inc.!

Sincerely,

/s/ Dan W. Matthias

Dan W. Matthias
Chief Executive Officer

Agreed and Accepted:

/s/ Lisa Hendrickson	January 18, 2008
Lisa Hendrickson	Date